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EXHIBIT 11.


              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                               THREE MONTHS ENDED
                                        ------------------------------
                                          DECEMBER 31,      JANUARY 2,
                                              1996             1996
                                        --------------    ------------
                                                  (UNAUDITED)
NET INCOME                                      $3,040          $2,865
                                        --------------    ------------

WEIGHTED AVERAGE COMMON SHARES                   8,597           8,827
 OUTSTANDING
COMMON STOCK EQUIVALENTS FOR RESTRICTED
 STOCK, STOCK OPTIONS AND WARRANTS                 428             536
                                        --------------    ------------

     WEIGHTED AVERAGE COMMON SHARES              9,025           9,363
      OUTSTANDING AS ADJUSTED           --------------    ------------

     NET INCOME PER SHARE OF COMMON             $  .34          $  .31
      STOCK
                                        ==============    ============

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